Exhibit 10.20

2023 Executive Incentive Bonus Plan

1.
Purpose

This 2023 Executive Incentive Bonus Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of TechTarget, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Plan is for the benefit of Covered Executives (as defined below).

2.
Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.
Administration

The Committee shall have the sole discretion and authority to administer and interpret the Plan. The specific goals and targets under of the Plan for each performance period shall be determined by the Committee and, once approved, filed with the minutes of the Committee.

4.
Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Plan based upon the attainment of performance targets which are established by the Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following: earnings per share, revenues, EBITDA, Adjusted EBITDA (defined as EBITDA further adjusted for stock-based compensation expense), percentage of revenue under longer-term contract, or such other metrics as the Committee may determine. For 2023, payment of a bonus pursuant to the Plan will be based 1/3 on attainment of a Revenue, Adjusted EBITDA, and Percentage of Revenue under Longer-Term Contract (“Longer-Term Contracts Goal”) target, respectively, as defined and approved by the Committee.

(b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the Plan based on achievement of individual performance goals

2023 Executive Incentive Bonus Plan 1

or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Plan based upon such other terms and conditions as the Committee may in its discretion determine.

(c) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under the Plan shall be established by the Committee for the applicable performance period.

(d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability and as required under the terms of any applicable agreement with a Covered Executive.

(e) In order for the Covered Executives to earn a bonus with respect to the Revenue or Adjusted EBITDA targets, the minimum threshold of 90% of the Adjusted EBITDA and/or Revenue bonus target for the subject quarter must be achieved. If the applicable 90% threshold is achieved, the Covered Executives will earn 50% of the targeted bonus amount at 90% of the threshold with respect to each metric. The Covered Executives will earn an additional 5% of that metric’s allocation for their targeted bonus amount for each additional 1% of the Adjusted EBITDA and Revenue bonus target achieved over 90% until 100% of the Adjusted EBITDA and Revenue bonus target is achieved. In the event that Adjusted EBITDA for the full fiscal year 2023 is greater than 100% of the aggregate amount of the Covered Executive’s target bonus amount, then that portion of the bonus payable in excess of the targeted bonus amount will be payable in common stock of the Company.

(f) In order for the Covered Executives to earn a bonus with respect to the Longer-Term Contracts Goal, the Covered Executives must increase the Longer-Term Contracts Goal base (as determined by the Committee). For each increase of the difference between the Longer-Term Contracts Goal base and the Longer-Term Contracts Goal, Covered Executives will earn 5% of that metric’s allocation for their targeted bonus amount until 100% of the Longer-Term Contracts Goal is achieved. In the event that the Longer-Term Contracts Goal is exceeded, as measured as of the fourth quarter of fiscal year 2023, then for each tenth of 1% above the Longer-Term Contracts Goal each Covered Executive will earn an additional 5% to their target bonus amount for the Longer-Term Contracts Goal. The portion of the bonus payable in excess of the targeted bonus amount will be payable in common stock of the Company.

5.
Timing of Payment

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Performance Goals are met, payments will be made within 60 days thereafter, but not later than March 15.

6.
Amendment and Termination

The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.

2023 Executive Incentive Bonus Plan 2